UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 6, 2018

BECTON, DICKINSON AND COMPANY
(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120
(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)

(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

- Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)
- Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
- Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
- Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 6, 2018, Becton, Dickinson and Company (“BD”) entered into a 364-Day Term Loan Agreement (the “Term Loan Agreement”) with Wells Fargo Bank, National Association, as administrative agent, and the lenders named in the Term Loan Agreement. The description of the Term Loan Agreement provided below is qualified in its entirety by reference to the full and complete terms contained in the Term Loan Agreement, which is included as an exhibit to this report.

The Term Loan Agreement is a senior unsecured term loan facility that provided BD with $750 million of term loans. Borrowings under the term loan facility were used to partially refinance our Three Year Term Loan Agreement, dated as of May 12, 2017, by and among BD, Citibank, N.A., as administrative agent, and the lenders party thereto. Interest rates on borrowings under the Term Loan Agreement are based on prevailing interest rates and the applicable margin, as described in the Term Loan Agreement. The Term Loan Agreement contains customary representations and affirmative and negative covenants, including financial covenants that require BD to maintain an interest expense coverage ratio of not less than 4-to-1 as of the last day of any fiscal quarter and a leverage ratio as of the last day of any fiscal quarter of not greater than (1) 5.75-to-1 from the effectiveness of the Term Loan Agreement until and including March 31, 2019, and (2) 5.25-to-1 thereafter. The Term Loan Agreement also contains customary events of default (including non-payment of principal or interest and breaches of covenants). If any event of default occurs and is not cured within the applicable grace period, the outstanding loans under the facility may be accelerated by lenders holding a majority of the loans under the Term Loan Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this report is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.          Description
10	364-Day Term Loan Agreement, dated as of September 6, 2018, among Becton, Dickinson and Company, the banks named therein and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY
(Registrant)

By:	/s/ Gary DeFazio
Gary DeFazio
Senior Vice President and Corporate Secretary

Date: September 13, 2018